Exhibit 1.01

Investor Relations	Media Relations

Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Software
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com

Ross Systems Closes More than Half a Million Dollar Sales Deal for

Ross ERP

Technology Association of Georgia Also Shows Support for Ross Systems over

Recent Jury Verdict

ATLANTA – Dec. 10, 2010 – Ross Systems, Inc. announced today it completed a major sale with a leading food manufacturing company, with more than $1 billion in revenue, for Ross ERP, in a transaction valued at more than half a million dollars.

Separately, Ross Systems has received support from several of its customers, as well as the Technology Association of Georgia (TAG) since a jury in the Franklin County Circuit Court of the State of Alabama awarded Sunshine Mills $61 million in damages in its suit against Ross Systems late last week. Ross Systems plans to appeal the verdict.

TAG is one of the largest technology organizations in the country and is dedicated to the promotion and economic advancement of the state’s technology industry and provides leadership in driving initiatives in the areas of policy, capital, education and giving. Commenting on the jury award, Tino Mantella, TAG president said, “TAG was disappointed with the jury’s ruling against Ross Systems. We believe that the growing number of excessive and unreasonable jury awards against companies in the technology industry will only make it more difficult to do business in the U.S., and stifle economic growth and job creation. TAG is working and aligning with other affiliated industry groups to help restore balance and fairness to the U.S. civil justice system through comprehensive tort reforms.”

Addressing the major ERP deal and the industry reaction to the verdict, Sherri Rodriguez, president of Ross Systems, stated, “We are very excited to close this major deal for Ross ERP with one of the leading food manufacturers in the country. We also are very pleased by the tremendous show of support we have received from several of our customers and TAG since receiving this jury award. We are continuing to deliver the world-class products and services that our customers expect, as well as working with them to meet their business objectives. Our Ross support satisfaction rates continue to be very strong, with a very significant majority of customers giving us “satisfied” to “very satisfied” ratings in surveys from each of their incident reports.”

About Ross Systems

Ross Systems was acquired by CDC Software (NASDAQ: CDCS) in 2004 and is a business unit of this global provider of hybrid enterprise software applications and services. CDC Corporation (NASDAQ: CHINA) owns approximately 85 percent of CDC Software.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to, among other things, our beliefs regarding the Sunshine Mills litigation, including the outcome thereof, our beliefs regarding the nature and propriety of the jury verdict and our plans to seek a reversal of, or reduction in, the verdict, our beliefs regarding the appellate process and our plans to appeal, beliefs regarding the potential impact of jury awards against technology companies on business, economic growth and job creation, our beliefs regarding customer satisfaction, and other statements which are not historic fact. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, many of which are outside our control, including, without limitation, the risk that Ross will not prevail in its future efforts with respect to this matter, including efforts to reverse or reduce the jury’s award, or that Ross will not prevail on appeal; the risk of any potential impact a verdict in this case may have on other disputes Ross and its affiliates now or may in the future have outstanding; the potential impact on business and customers; and the ability to make changes in business strategy, development plans, product offerings and other matters and to respond to the needs of current, new and potential customers, suppliers, strategic partners and others. Further information on risks or other factors that could cause results to differ is detailed in CDC Software Corporation’s filings or submissions with the United States Securities and Exchange Commission, and those of our ultimate parent company, CDC Corporation. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.